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EXHIBIT 10.01
ASSIGNMENT OF SOFTWARE AGREEMENT

     WHEREAS, Burke T. Maxfield (hereinafter referred to as "Maxfield" or "Assignor"), is the developer and owner of the certain software that calculates and chronicles numerous types of golf league and group competitions (the "Software"), which, without the Software, are time consuming and consequently impractical to calculate):

     WHEREAS, Assignor is desirous of assigning his entire right, title, and interest in and to said Software to UbetIGolf, Inc, a Utah corporation (hereinafter "Assignee");

     WHEREAS, Assignor wished to make a capital contribution in addition to the assignment of rights to the Software described above to the Assignee in the amount of $10,000 cash;

     NOW, THEREFORE, for and in consideration of 6,000,000 shares of Assignee's common stock, receipt and sufficiency of which is hereby acknowledged, Assignor, by these presents does sell, assign, and transfer to Assignee, its entire right, title and interest in and to the Software, including any patents or trademarks thereon and any reissues or extensions thereof to be held and enjoyed by Assignee for its own use and benefit and for its successors, or assigns, to the full end of the term or terms for which said patents and trademarks and any reissues or extensions thereof may be granted, as fully and entirely as the same would have been held by Assignor had this assignment and sale not been made.

     Assignor covenants and agrees that, at the request of Assignee, its successors, or assigns, Assignor will, without demanding any further consideration therefor and without expense to Assignor to do all lawful and just acts, including the execution and acknowledgment of instruments which may be or may become necessary for obtaining, sustaining, reissuing or extending any patents or trademarks and for maintaining and perfecting Assignee's rights to said patents or trademarks and will testify in cases of interference when requested to do so by Assignee. Assignor further covenants and agrees that Assignee shall have the rights to develop the Software at its own expense and on its own behalf for use in any and all available markets.

     This Agreement shall be governed by and construed in accordance with the laws of the state of Utah.

DATED THIS 11th DAY OF May, 2000

/S/Burke T. Maxfield

     Subscribed and sworn to before me this 11th day of May, 2000.

/S/Audrey C. Staples, Notary Public
My commission expires January 14, 2001.